AMENDMENT NO. 1
                               to
                        RIGHTS AGREEMENT

=================================================================


     AMENDMENT NO. 1 dated as of September 17, 1997 (this
"Amendment") between USLD COMMUNICATIONS CORP., a Delaware corporation (f/k/a U.S. Long Distance Corp.) (the "Company") and
U.S. TRUST COMPANY OF TEXAS, N.A., (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have previously entered into that certain Rights Agreement dated as of April 12, 1996 (the "Rights Agreement");

     WHEREAS, the Company has, pursuant to prior resolutions of the Company's Board of Directors, determined that it is in the best interests of the Company to amend the Rights Agreement as set forth herein in connection with the execution of that certain Agreement and Plan of Merger, dated as of September 17, 1997, as the same may be amended from time to time (the "Merger Agreement") by and among LCI International, Inc. ("LCI"), LCI Acquisition ("Subsidiary") and the Company (pursuant to which Merger Agreement, among other things, the Subsidiary shall merge with and into the Company (the "Merger")); and

     WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Rights Agreement, and each reference in the Rights Agreement to "this Agreement," "hereof," "herein," "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Rights Agreement as amended by this Amendment.
     2. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

     "(a) Except as otherwise provided herein, the Rights shall become exercisable at the Close of the Business on the Distribution Date, and thereafter may be exercised in whole or in part to purchase shares of Series A Preferred Stock upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at its principal office, together with payment of the aggregate Purchase Price (subject to adjustment as

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AMENDMENT NO. 1 TO RIGHTS AGREEMENT - Page 1


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hereinafter provided) with respect to the number of one ten-
thousandth of a share of Series A Preferred Stock (except as otherwise provided herein) as to which such surrendered Rights are then being exercised, at or prior to the Close of the Business on the date (the "Expiration Date") which is the earliest of (i) April 12, 2006 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights are exchanged as provided in Section 24 hereof, or (iv) immediately prior to the Effective Time, as defined in the Agreement and Plan of Merger dated as of September 17, 1997, as the same may be amended from time to time, by and among LCI International, Inc., a Delaware corporation ("LCI"), LCI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of LCI ("Subsidiary") and the Company (the "Merger Agreement"), pursuant to which Merger Agreement, among other things, the Subsidiary shall merge with and into the Company (the "Merger")."


     3. Section 35 of the Rights Agreement is hereby added as follows:

     "Section 35. LCI Transaction. Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, neither LCI nor any Affiliate or Associate of LCI (including, without limitation, the Subsidiary) shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7(a), 11(a) or 13(a) of this Rights Agreement by reason of (x) the approval, execution, delivery or effectiveness of the Merger Agreement or (y) the consummation of the transactions contemplated under the Merger Agreement in accordance with the terms thereof, (including, without limitation, the consummation of the Merger)."

     4. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to principles of conflict of laws).

     5. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     6. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.



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AMENDMENT NO. 1 TO RIGHTS AGREEMENT - Page 2

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     IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed by their respective authorized officers as of the day and year first above written.


Attest:                                 USLD COMMUNICATIONS CORP.

By:  /s/ W. AUDIE LONG                  By:  /s/ LARRY M. JAMES
     ----------------------                  -------------------------
Name: W. Audie Long                     Name: Larry M. James
Title: Senior Vice President            Title: Chief Executive Officer



Attest:                                 U.S. TRUST COMPANY OF TEXAS, NA

By:  /s/ JOHN C. STOHLMANN              By:  /s/ BILL BARBER
     -----------------------                 -------------------------
Name: John C. Stohlmann                 Name:  Bill Barber
Title: Vice President                   Title:  Vice President















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